UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2013

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Stephen P. Theobald as Chief Financial Officer and Treasurer

On March 3, 2013, Stephen P. Theobald, 50, was appointed Executive Vice President, Chief Financial Officer and Treasurer of Walker & Dunlop, Inc. (the “Company”), effective April 1, 2013.  As Chief Financial Officer and Treasurer, Mr. Theobald will be responsible for financial reporting, budgeting and accounting, servicing, and, together with the other members of our senior management team, the overall strategic financial direction of our Company.  Since December 2010, Mr. Theobald has served as the Executive Vice President and Chief Financial Officer of Hampton Roads Bankshares, Inc., a publicly-traded holding company for Bank of Hampton Roads, a Virginia state-chartered commercial bank, and has resigned that position effective March 31, 2013.  From April 2010 to November 2010, Mr. Theobald served as a financial consultant to Hampton Roads Bankshares, Inc.  Mr. Theobald also held a number of senior financial positions at Capital One Financial Corporation from 1999 to 2010, most recently serving as Chief Financial Officer, Local Banking, a position he held from 2005 to 2010.  Mr. Theobald began his career at KPMG LLP in 1984, and he served as Audit Partner, Financial Services, from 1996 to 1999.  From 1990 to 1992, he served as a Professional Accounting Fellow in the Office of the Chief Accountant at the Comptroller of the Currency.  Mr. Theobald received a B.S.B.A. in Accounting from the University of Notre Dame.

Employment Agreement

In connection with Mr. Theobald’s appointment, the Company entered into an Employment Agreement, dated March 3, 2013, with him (the “Employment Agreement”).  The Employment Agreement provides for an initial base salary of $350,000, a target annual bonus of 100% of base salary, with the actual bonus payment to be determined by the Compensation Committee of the Board of Directors, and eligibility for grants of equity, which for 2013 equals $350,000 of equity, to be granted on April 1, 2013, subject to vesting requirements.  The Employment Agreement also provides for a signing bonus of $25,000, to be paid no later than April 15, 2013, and an award of 40,000 shares of the Company’s common stock, to be granted on April 1, 2013, subject to vesting requirements.  The Employment Agreement has an initial term of three years, to be extended for an additional year on each anniversary date of the agreement, unless either party gives 60 days’ prior notice that the term will not be extended.

Regardless of the reason for any termination of employment, Mr. Theobald is entitled to receive the following benefits upon termination: (a) payment of any unpaid portion of his base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expense, (c) continued insurance benefits to the extent required by law, (d) payment of any vested but unpaid rights as may be required independent of the Employment Agreement, and (e) except in the case of termination by the Company for cause, any bonus or incentive compensation that had been accrued through the effective date of termination but not paid, provided, however, that in the event of a termination without cause, a resignation for good reason or retirement, a pro rata incentive compensation will be paid only to the extent performance goals for the year are achieved.

In addition to the benefits described above in subparagraphs (a) - (e), Mr. Theobald is entitled to receive a severance payment if we terminate his employment without cause or he resigns for good reason. The severance payment is equal to (i) continued payment by the Company of his base salary, as in effect as of the last day of employment, for a period of 12 months, (ii) continued payment for life and health insurance coverage for 12 months, to the same extent the Company paid for such coverage immediately prior to termination, (iii) two times the average annual bonus earned by Mr. Theobald over the preceding two years (or if he has not been employed for two years, payments equal to two times the target bonus for the year of termination), and (iv) vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to him. The foregoing benefits are conditioned upon Mr. Theobald’s execution of a general release of claims and compliance with the terms of the Employment Agreement.

If Mr. Theobald’s employment terminates due to death or disability, in addition to the benefits described above in subparagraphs (a) - (e), his estate is entitled to receive (i) vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to him and (ii) payment of the pro rata share of any performance bonus to which Mr. Theobald would have been entitled for the year of death.  If Mr. Theobald’s employment terminates due to retirement, in addition to the benefits described above in subparagraphs (a) - (e), he is entitled to receive vesting as of the last day of employment in any unvested portion of any options and restricted stock previously issued to him.

The Employment Agreement contains customary non-competition and non-solicitation covenants that apply during the term and for up to 12 months after the term of Mr. Theobald’s employment with us.

In addition, we have entered into an indemnification agreement with Mr. Theobald, substantially in the form entered into with the Company’s other executive officers.

The foregoing summaries of the Employment Agreement and the Indemnification Agreement are qualified by reference to the copy of the Employment Agreement and Indemnification Agreement filed as Exhibits 10.1 and 10.2 hereto, respectively and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated March 3, 2013, between the Company and Stephen P. Theobald.
10.2	Indemnification Agreement, dated March 3, 2013, between the Company and Stephen P. Theobald.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALKER & DUNLOP, INC.

Date: March 4, 2013	By:	/s/ Richard M. Lucas
		Name:	Richard M. Lucas
		Title:	Executive Vice President,
General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated March 3, 2013, between the Company and Stephen P. Theobald.
10.2	Indemnification Agreement, dated March 3, 2013, between the Company and Stephen P. Theobald.